Loeb & Loeb LLP

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

[Date]

RNK Global Development Acquisition Corp.	DRAFT
Suite 101, No.26 Wen Hua East Road
Huilongguan, Changpin District
Beijing, People’s Republic of China 102208

Re:        Registration Statement of RNK Global Development Acquisition Corp.

Ladies and Gentlemen:

We have acted as United States counsel to RNK Global Development Acquisition Corp., a British Virgin Islands corporation (the “Company”), in connection with the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed on [           ], 2012 (Registration Number 333-179014), as amended through the date hereof (the “Registration Statement”).

As United States counsel to the Company, we have reviewed the Registration Statement.  In rendering this opinion, we have assumed with your approval the genuineness of all signatures, the legal capacity of all natural persons, the legal authority of all entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us.  We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Taxation—United States Federal Income Taxation.”

This opinion is based upon the existing provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof.  Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein.  Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion.  If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable.  We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

RNK Global Development Acquisition Corp. [Date] Page 2

This opinion may not be reproduced, quoted, circulated or referred to in any other document, without our prior written consent, which may be withheld in our sole discretion.

Our opinion is not binding on the IRS or a court.  The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as United States counsel to the Company under the captions “Taxation—United States Federal Income Taxation” and “Legal Matters” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Loeb & Loeb LLP